UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 5, 2019

Cimpress N.V.

(Exact Name of Registrant as Specified in Its Charter)

The Netherlands	000-51539	98-0417483
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Building D, Xerox Technology Park
Dundalk, Co. Louth
Ireland H9N9
(Address of Principal Executive Offices)

Registrant’s telephone number, including area code: +353 42 938 8500

Not applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol(s)	Name of Exchange on Which Registered
Ordinary Shares, par value of €0.01	CMPR	NASDAQ Global Select Market

Indicate by check mark whether the registrant is an emerging growth company, as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12.b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 8.01.	Other Events

On November 5, 2019, Cimpress N.V. (“Cimpress”) repurchased 750,000 of its outstanding ordinary shares, par value €0.01 per share, from three private investment partnerships affiliated with Prescott General Partners LLC (“PGP”) at a price of $135.00, representing a discount of $1.05 to the closing price of Cimpress ordinary shares on November 5, 2019 (the “Transaction”).

After giving effect to the Transaction, Cimpress has repurchased a total of 1,456,204 of its outstanding ordinary shares subsequent to the quarter ended September 30, 2019 for $192.8 million at an average price per share of $132.38.

PGP remains Cimpress’ largest shareholder, beneficially owning 3,906,492 of Cimpress’ outstanding ordinary shares immediately following the Transaction. In addition, Scott J. Vassalluzzo, a Managing Member of PGP, serves as a member of Cimpress’ Board of Directors. In light of the foregoing, the disinterested members of Cimpress’ Audit Committee reviewed the Transaction under its related person transaction policy and considered, among other things, Mr. Vassalluzzo’s and PGP’s interest in the Transaction, the approximate dollar value of the Transaction, that the shares were being repurchased at a discount to the closing price, and the purpose and the potential benefits to Cimpress of entering into the Transaction. Based on these considerations, the disinterested members of the Audit Committee concluded that the Transaction is in Cimpress’ best interest. The Transaction was effected pursuant to the share repurchase program approved by Cimpress’ Board of Directors and announced on February 12, 2019.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

November 5, 2019                    Cimpress N.V.

By:	/s/ Sean E. Quinn
Sean E. Quinn
Executive Vice President and Chief Financial Officer